Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-76526, 33-80454, 33-88302, 333-2818, 333-07457, 333-62517, 333-62983, 333-64139, 333-68161, 333-49004, 333-61412, 333-76826) and the Registration Statements on Form S-3 (Nos. 333-39453 and 333-124359) of Rural/Metro Corporation of our report dated September 27, 2005 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Phoenix, Arizona

September 27, 2005